Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah
Director of Strategic Marketing
The Event Group, Incorporated
763-548-1304
pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2011 FOURTH QUARTER AND YEAR-END RESULTS
36.7% Increase in Fourth Quarter Net Revenue Compared to Prior Year
$19 Million in Net Revenue for the 2011 Fiscal Year

New Prague, Minnesota – September 12, 2011 – Electromed, Inc. (NASDAQ: ELMD) today announced financial results for the three months and fiscal year ended June 30, 2011. Net revenues for the three months ended June 30, 2011 were approximately $4,954,000, a 36.7% increase compared to net revenues of approximately $3,624,000 for the same period last year. Net revenues for the fiscal year ended June 30, 2011 were approximately $19,004,000, a 32.9% increase compared to net revenues of approximately $14,304,000 for the same period last year.

The Company also announced net income of approximately $165,000, or $0.02 per basic and diluted share, for the three months ended June 30, 2011, compared to net income of approximately $71,000, or $0.01 per basic and diluted share, for the same three-month period last year. For the fiscal year ended June 30, 2011, net income was $1,056,000, or $0.14 per basic and $0.13 per diluted share, compared to net income of approximately $916,000, or $0.15 per basic and diluted share, for the same period last year. Net revenues increased primarily due to an expansion of the sales force. Net income results were attributable to higher net revenues, offset by expenses related to increases in sales force, support and production personnel, and an expansion of marketing and research and development activities. In addition, earnings per share were affected by an increase to the number of outstanding shares of Company common stock as compared to the prior-year periods, which was attributable to the Company’s completion of its initial public offering in August 2010. Including the underwriter’s over-allotment option, a total of 1,900,000 shares of Company common stock were registered and sold in the initial public offering.

Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2011

Robert Hansen, Chairman and CEO, commented on the Company, saying,

“Electromed, Inc. is a rapidly growing company.  It is using a portion of the capital received from its IPO to grow its sales force and support its infrastructure.  We believe these actions are essential investments in driving longer-term profitable results.  We have also continued to make important investments in research and development.  We believe that new innovations are the surest path to sustainable growth and higher profits.  We have pursued these investments while maintaining solid profitability and a strong balance sheet.”

Gross profit increased to approximately $3,600,000, or 72.7% of net revenues, for the three months ended June 30, 2011, and $13,778,000, or 72.5% of net revenues, for the fiscal year ended June 30, 2011. For the three months and fiscal year ended June 30, 2010, gross profit was approximately $2,698,000, or 74.4% of net revenues, and $10,378,000, or 72.6% of net revenues, respectively. The increase in gross profit dollars resulted primarily from the increase in sales volume. Gross profit percentage was consistent for the year ended 2011 from 2010. The slight decrease in gross profit percentage for the three-month period ended June 30, 2011 primarily resulted from lower reimbursement from the mix of referrals as compared to the three-month period ended June 30, 2010. Factors such as diagnoses that are not assured of reimbursement, along with insurance programs which present lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis and tend to fluctuate margins slightly on a quarterly basis.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were approximately $3,192,000 and $11,908,000, respectively, for the three months and fiscal year ended June 30, 2011, an increase of approximately 29.9% over total operating expenses for the three-month period last year and an increase of approximately 38.8% over total operating expenses for the 2010 fiscal year. These planned increases resulted from higher payroll and marketing expenses related to increasing the size of the sales team, patient training costs related to a higher sales volume, increased expenses relating to being a newly public company, and increased research and development expenses.

Total cash was approximately $4,092,000 as of June 30, 2011. For the fiscal year ended June 30, 2011, cash provided by financing activities was approximately $6,007,000, consisting of approximately $6,364,000 net proceeds received in August and September 2010 in connection with the Company’s initial public offering, $26,000 from exercise of warrants, and $60,000 in proceeds from subscription notes receivable. This was offset by principal payments on long-term debt of approximately $436,000. An aggregate of $1,111,000 was used for investing activities during the 2011 fiscal year, including $659,000 in payments for patent and trademark costs, primarily relating to defense of the SmartVest® trademark, and $452,000 in net expenditures for property and equipment. The Company’s receivable position increased 45.9% to approximately $9,593,000, reflecting the significant sales growth over the past fiscal year.

Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2011

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this release include those relating to the Company’s business strategy and intent to maximize long-term growth and profits. Forward-looking statements and the Company’s expectations regarding gross margins, and can generally otherwise be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, the success of our research and development activities, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30 2011	June 30 2010
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$4,091,739	$610,727
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,593,105	6,577,002
Inventories	1,855,957	1,470,775
Prepaid expenses and other current assets	371,257	269,193
Deferred income taxes	722,000	514,000
Total current assets	16,634,058	9,441,697
Property and equipment, net	2,807,082	2,688,941
Finite-life intangible assets, net	1,235,828	1,055,776
Deferred common stock offering costs	—	828,034
Other assets assets	191,964	128,789
Total assets	$20,868,932	$14,143,237

Liabilities and Equity
Current Liabilities
Revolving line of credit	$1,768,128	$1,768,128
Current maturities of long-term debt	438,267	397,886
Accounts payable	733,621	1,239,827
Accrued compensation	868,229	665,083
Warranty reserve	444,096	363,277
Other accrued liabilities	161,166	68,097
Total current liabilities	4,413,507	4,502,298
Long-term debt, less current maturities	1,582,102	2,033,325
Deferred income taxes	167,000	145,000
Total liabilities	6,162,609	6,680,623
Commitments and Contingencies

Equity
Electromed, Inc. equity:
Common stock, $0.01 par value; authorized: 13,000,000 shares; issued and outstanding: 8,100,485 and 6,187,885 shares, respectively	81,005	61,879
Additional paid-in capital	12,794,368	6,685,362
Retained earnings	1,853,450	797,873
Common stock subscriptions receivable for shares outstanding of 15,000 and 48,500 respectively	(22,500)	(82,500)
Total equity	14,706,323	7,462,614
Total liabilities and equity	$20,868,932	$14,143,237

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30,		For the Fiscal Year Ended June 30,
	2011	2010	2011	2010

Net revenues	$4,953,851	$3,624,168	$19,003,507	$14,303,848
Cost of revenues	1,353,463	926,439	5,226,001	3,925,557
Gross profit	3,600,388	2,697,729	13,777,506	10,378,291

Operating expenses
Selling, general and administrative	2,847,420	2,301,805	10,873,904	7,981,338
Research and development	344,333	155,522	1,033,693	600,986
Total operating expenses	3,191,753	2,457,327	11,907,597	8,582,324
Operating income	408,635	240,402	1,869,909	1,795,967
Interest expense, net of interest income of $2,112, $1,441, $10,923, and $6,417 respectively	40,403	57,754	191,332	263,431
Net income before income taxes	368,232	182,648	1,678,577	1,532,536

Income tax expense	(203,000)	(112,000)	(623,000)	(599,000)
Net income	165,232	70,648	1,055,577	933,536
Less: Net income attributable to non-controlling interest	—	—	—	(17,198)
Net income attributable to Electromed, Inc.	$165,232	$70,648	$1,055,577	$916,338

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic	$0.02	$0.01	$0.14	$0.15
Diluted	$0.02	$0.01	$0.13	$0.15

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,100,281	6,107,445	7,816,367	6,081,030
Diluted	8,117,883	6,145,076	7,841,006	6,114,919

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Fiscal Year Ended June 30,
	2011	2010
Cash Flows From Operating Activities
Net income	$1,055,577	$933,536
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	335,620	298,928
Amortization of finite-life intangible assets	113,850	52,820
Amortization of debt issuance costs	31,463	53,404
Share-based compensation expense	156,169	168,895
Deferred income taxes	(186,000)	(149,000)
Loss on disposal of property and equipment	26,225	4,258
Issuance of common stock for payment of services	—	22,500
Changes in operating assets and liabilities:
Accounts receivable	(3,016,103)	(228,856)
Inventories	(385,182)	(292,086)
Prepaid expenses and other assets	(193,342)	(111,345)
Accounts payable and accrued liabilities	646,619	(145,117)
Net cash provided by (used in) operating activities	(1,415,104)	607,937

Cash Flows From Investing Activities
Expenditures for property and equipment	(466,315)	(269,616)
Purchase of noncontrolling interest in Electromed Financial, LLC	—	(125,000)
Expenditures for finite-life intangible assets	(659,210)	(514,505)
Proceeds on the sale of fixed assets	14,812	—
Net cash used in investing activities	(1,110,713)	(909,121)

Cash Flows From Financing Activities
Net borrowings (payments) on revolving line of credit	—	1,768,128
Principal payments on long-term debt including capital lease obligations	(435,968)	(3,648,744)
Proceeds from long-term debt	—	2,520,000
Noncontrolling interest distributions paid	—	(18,417)
Payments of deferred financing fees	(6,716)	(75,780)
Proceeds from warrant exercises	25,800	390,832
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,236,287	6,363,713	—
Payments of deferred offering costs	—	(417,550)
Proceeds from subscription notes receivable	60,000	9,000
Income tax benefit related to exercise of stock warrants	—	22,526
Net cash provided by (used in) financing activities	6,006,829	549,995
Net increase in cash and cash equivalents	3,481,012	248,811
Cash and cash equivalents
Beginning of period	610,727	361,916
End of period	$4,091,739	$610,727